Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of June 1, 2006 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and COLIN KELLEY (“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Technology Officer of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Chief Technology Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review; provided, however, that Company may elect to conduct a partial-year performance review in order to synchronize Employee’s annual review date with that of the Company’s other executives. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer or his designee. Employee shall render such business and professional services in the performance of his duties, consistent with the Employee’s position within the Company, as shall be assigned to him by the Company’s Chief Executive Officer.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. The term of this Agreement shall commence as of the Effective Date and shall expire upon termination pursuant to Section 3 of this Agreement.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Eight Thousand One Hundred Dollars ($208,100.00) (the “Base Compensation”). Such annual salary shall be subject to periodic increases at the time of Employee’s annual review pursuant to Section 1.1(b), above, and such other times and in such amounts as the Company, in its discretion, shall determine to be appropriate. The Base Compensation will be paid periodically in accordance with the Company’s normal payroll practices and shall be subject to the usual, required withholding.

2.2 ANNUAL PERFORMANCE BONUS. For each full fiscal year during the term of this Agreement, Employee will be eligible to receive a bonus based upon the achievement of reasonable performance criteria; provided that the bonus arrangement described in this Section 2.2 shall be effective as of January 1, 2006. Fifty percent (50%) of such bonus shall be based upon the Company’s achievement of corporate objectives determined by the Chief Executive Officer, and the remaining fifty percent (50%) of such bonus shall be based upon Employee’s achievement of Employee’s individual objectives as specified by the Chief Executive Officer after consultation with the Employee (the “Annual Bonus”). Consistent with Company policy, the amount of any performance-based bonus shall be subject to the final discretion of the Compensation Committee of the Company’s board of directors. Subject to the foregoing, the goal for the Annual Bonus payable for any calendar year shall be thirty percent (30%) of Base Compensation.

2.4 FRINGE BENEFITS/VACATION. Employee shall accrue paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement in accordance with the terms of the Company’s vacation accrual policies and limits. Employee shall be eligible for such other fringe benefits as are provided to the Company’s senior executive level employees generally from time to time.

2.5 REIMBURSEMENT OF USUAL AND CUSTOMARY BUSINESS EXPENSES. The Company shall reimburse Employee for authorized business expenses incurred by Employee in the performance of his duties; provided that such business expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement in accordance with the Company’s business expense reimbursement policies.

3. TERMINATION

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of one of the following events:

(i) Any transaction or series of related transactions by which any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including all affiliates of such person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing

50% or more of the combined voting power of the Company’s then outstanding securities other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ii) The date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iii) The date of the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iii), the phrase “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” OR “DISABLED” shall mean that Employee either (i) is unable to engage in any substantial gainful activity due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(d) “GOOD REASON” shall mean the occurrence of any of the following circumstances without Employee’s consent; provided, however, that such circumstances shall not constitute Good Reason unless (x) Employee provides the Company with thirty (30) days’ written notice specifying the purported grounds for Good Reason and (y) the purported grounds are not cured within thirty (30) days after the date upon which such notice is delivered to the Company:

(i) a ten percent (10%) or greater reduction by the Company or the Board of his then current total compensation at plan (other than a reduction generally applicable to other senior

Employees of the Company) or, any reduction in Employee’s Base Compensation (other than a reduction generally applicable to other senior employees of the Company) or any reduction in Employee’s minimum annual option grant (other than a reduction generally applicable to other senior employees of the Company), as specified in Section 2.2; or

(ii) the relocation of the Company’s principal executive offices to a location more than twenty-five (25) miles outside the Santa Barbara, California area, or the Company’s requiring Employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations contemplated by Section 1.4, above; or

(e) “MISCONDUCT” shall mean (i) the willful failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, or (iv) Employee’s gross misconduct.

(f) “NOTICE OF TERMINATION” shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee’s employment. No purported termination which is not effected pursuant to this Section 3.1 shall be effective.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement:

(a) FOR MISCONDUCT. At any time for Misconduct upon delivery of a Notice of Termination. Upon termination for Misconduct, all vesting of all option grants shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time for reasons other than Misconduct. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon notice as provided in Section 3.1. Upon termination for any reason(s) other than Misconduct or Disability, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and shall provide Employee the following additional benefits:

(i) The Company shall pay to Employee an amount equal to six (6) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments) at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of six (6) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.2(b)(i).

(ii) Employee’s vesting in all stock options held by Employee as of the Effective Date of this Agreement shall be accelerated to the same extent as Employee would have become vested therein if Employee had remained employed by the Company for an additional six (6) months after the Date of Termination.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to COBRA, the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) six months following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

(c) “DISABILITY” OR “DISABLED” shall mean that Employee either (i) is unable to engage in any substantial gainful activity due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

3.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement and resigns from employment:

(a) OTHER THAN GOOD REASON. Other than for Good Reason, then all vesting in all Options shall terminate immediately and the Company (i) shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and (ii) shall not be obligated to pay any additional amounts to Employee hereunder.

(b) FOR GOOD REASON. For Good Reason, then the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to six (6) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments) at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of six (6) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.3(b)(i).

(ii) Employee’s vesting in all stock options held by Employee as of the Effective Date of this Agreement shall be accelerated to the same extent as Employee would have become vested therein if Employee had remained employed by the Company for an additional six (6) months after the Date of Termination.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to COBRA, the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) six months following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

(C) CHANGE OF CONTROL. If within twenty-four (24) months following the closing of a Change of Control, Employee terminates his employment with Company or successor corporation due to Good Reason, or the Company or the successor corporation terminates the Employee’s employment with the Company or successor corporation for other than Misconduct or Disability, then the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments) at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of three months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.3(b)(i).

(ii) Employee shall become one hundred percent (100%) vested in all Options granted to Employee during the period of his employment with the Company.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to COBRA, the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) twelve (12) months following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

3.4 CONDITIONAL NATURE OF SEVERANCE PAYMENTS

(a) NONCOMPETE. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the period following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.2(b), Section 3.3(b), and Section 3.3(c) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee, during the period following termination of employment equal to the number of months for which payments are to be made under Section 3.2(b), Section 3.3(b), or Section 3.3(c), as applicable, not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company.

(b) NON-SOLICITATION. Until the date six (6) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.2(b), Section 3.3(b), and Section 3.3(c) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Employee or for any other entity or person.

(C) GENERAL RELEASE. Employee shall not be entitled to receive any of the severance consideration described in Sections 3.2 and 3.3 above, unless prior to receiving the same Employee executes a commercially reasonable general release of claims (including a release of all rights under Section 1542 of the California Civil Code) against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee’s employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) Employee’s right to receive indemnification from the Company under applicable provisions of California law or the certificate of incorporation or bylaws of the Company.

(d) UNDERSTANDING OF COVENANTS. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

3.5 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement voluntarily, then all vesting of all options shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.6 DEATH. This Agreement shall terminate automatically upon the death of Employee. If Employee’s employment is terminated by reason of Employee’s death, then the Company shall pay to Employee’s beneficiaries or legal representatives (i) within 15 days, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee’s death, and (ii) the Company shall not be obligated to make any further payments hereunder.

3.7 DEFERRAL IN COMMENCEMENT PER IRC § 409A. Notwithstanding the foregoing provisions of this Section 3, to the extent required to avoid the imposition of any excise or penalty tax pursuant to or other violation of the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the commencement of payment of any severance consideration pursuant to this Section 3 following the date as of which Employee’s employment with the Company is terminated for any reason (such date, the “termination date”) shall be delayed for six (6) months following such termination date.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 ARBITRATION

(a) GENERAL. In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) PROCEDURE. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator shall issue a written decision on the merits. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) REMEDY. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d) AVAILABILITY OF INJUNCTIVE RELIEF. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) ADMINISTRATIVE RELIEF. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(f) VOLUNTARY NATURE OF AGREEMENT. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

4.3 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.4 GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles.

4.5 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.7 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Initial Option Grant Agreement, and the Company’s standard Confidential Information Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ David F. Hofstatter	/s/ Colin Kelley
	David F. Hofstatter, President and CEO	Colin Kelley

	6/29/06	6/28/06
	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

136 West Canon Perdido Street
Santa Barbara, California 93101

	Facsimile No.: (805) 690-4211	Facsimile No.:
	Email: dfh@callwave.com	Email: